Exhibit 3.1
AMENDMENT NO. 1 TO THE CERTIFICATE OF DESIGNATIONS
of
JUNIOR PARTICIPATING PREFERRED STOCK, SERIES D
of
USG CORPORATION
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     USG Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that the following resolution was adopted by the Board of Directors (the “Board”) of the Company at a meeting duly called and held on January 29, 2006:
     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and by the provisions of Section 151 of the General Corporation Law of the State of Delaware, Section 1 of the Certificate of Designations of Junior Participating Preferred Stock, Series D, of the Company is hereby amended and restated in its entirety as follows:
     “Section 1. Designation and Amount.
The shares of such series shall be designated as “Junior Participating Preferred Stock, Series D” (the “Series D Preferred Stock”) and the number of shares constituting the Series D Preferred Stock shall be four million (4,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series D Preferred Stock.”

     IN WITNESS WHEREOF, this Amendment No. 1 to the Certificate of Designations of Junior Participating Preferred Stock, Series D, of the Company is executed on behalf of the Company by its Executive Vice President and General Counsel and is attested to by its Corporate Secretary this 31st day of January, 2006.

USG CORPORATION

By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President and General Counsel

/s/ J. Eric Schaal
Name: J. Eric Schaal
Title: Corporate Secretary